Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class R, Class Y and Class Z Shares Prospectus and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, Class R, Class Y and Class Z Shares Statement of Additional Information and to the incorporation by reference of our report, dated August 24, 2010, on the financial statements and financial highlights of Pioneer Cullen Value Fund included in the Annual Report to the Shareowners for the year ended June 30, 2010 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 7 to the Registration Statement (Form N-1A, No. 333-120144) of the above mentioned Fund which constitutes the Pioneer Series Trust III.


                              /s/ ERNST & YOUNG LLP

Boston, Massachusetts
October 25, 2010